Exhibit 10.1

September 22, 2004

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__________________
__________________

Dear _____________:

            In September 2004, the Board of Directors of ExpressJet Holdings, Inc. (the “Company”) granted certain flight benefits to the non-employee members of the Board of Directors of the Company.  The purpose of this letter agreement, as contemplated and authorized by such resolutions, is to set forth the contractual obligations of the parties with respect to such flight benefits.  This letter agreement comprises the sole agreement between you and the Company relating to such flight benefits and supersedes any prior arrangements, understandings and agreements between us with respect thereto.

            Pursuant to such resolutions, you are hereby granted Flight Benefits for the term of your service as a director of the Company on each airline operated by the Company (the “ExpressJet system”).  As used herein, “Flight Benefits” means flight benefits consisting of:

            (1) space available passes for you and your qualifying family members at the S200 or equivalent level and a Universal Air Travel Plan (“UATP”) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (a “Similar Card”)) in your name for charging flights (in any fare class) on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight benefits described below) of flights (in any fare class) on the ExpressJet system for you, your spouse, your family and significant others as determined by you;

            (2) space available passes for you and your qualifying family members at the S200 or equivalent level and such positive space travel passes on each airline operated by Continental Airlines, Inc. (“Continental” and such system being referred to herein as the “CO system”) as the Company is able to secure for its non-employee directors (currently 12 positive space, round-trip, first class/business class passes on the CO system per year per Outside Director);

            (3) a Platinum Elite OnePass Card (or similar highest category frequent flyer card) for use during the period that the Company participates in the OnePass program and is able to secure such OnePass card from Continental;

            (4) a membership in Continental’s Presidents Club (or any successor program maintained in the CO system to which the Company has access or another program in the ExpressJet system if that system no longer uses the Presidents Clubs); and

            (5) payment by the Company to you while a member of the Board of Directors of the Company of an annual amount (not to exceed in any year the applicable Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by you of all taxes on such amount), the U.S. federal, state and local income taxes (or, if you are not subject to U.S. income tax, the national, provincial, local and other income taxes to which you are subject) on imputed income resulting from such flights (such imputed income to be calculated in accordance with applicable law) or resulting from any other flight benefits extended to you as a result of your service as a member of the Board of Directors of the Company.

            As used herein, with respect to any year, the term “Annual Travel Limit” shall mean an amount (initially $24,108), which amount shall be adjusted (i) annually (beginning with the year 2005) by multiplying such amount by a fraction, the numerator of which shall be Continental’s average fare per revenue passenger for its jet operations with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by Continental’s independent auditors) (the “Average Fare”) for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 2004, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental on the date hereof), so as to preserve the benefit of $24,108 annually (adjusted in accordance with clauses (i) and (ii) above) of flights relative to current valuation methodology (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than current valuation, then the Annual Travel Limit would be increased by 15% to $27,724, assuming no other adjustments pursuant to clauses (i) and (ii) above).  In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to you upon your request. The Company will promptly notify you in writing of any adjustments to the Annual Travel Limit described in this paragraph.

            As used herein, with respect to any year, the term “Annual Gross Up Limit” shall mean an amount (initially $6,027), which amount shall be adjusted (i) annually (beginning with the year 2005) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 2004, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental on the date hereof), so as to preserve the benefit of $6,027 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to current valuation methodology (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than current valuation, then the Annual Gross Up Limit would be increased by 15% to $6,931, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to you upon your request.  The Company will promptly notify you in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

            As used herein, a year may consist of twelve consecutive months other than a calendar year, it being the Company's current practice for purposes of Flight Benefits for a year to commence on November 1 and end on the following October 31 (for example, the twelve-month period from November 1, 2003 to October 31, 2004 is considered the year 2004 for purposes of Flight Benefits); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of the Company.

            No tickets issued on the ExpressJet system in connection with the Flight Benefits may be purchased other than directly from the Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by you or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. You agree that, after receipt of an invoice or other accounting statement therefore, you will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on your UATP card (or Similar Card) that are not for flights on the ExpressJet system and that are not otherwise reimbursable to you under the existing policies of the Company for reimbursement of business expenses of members of the Board of Directors, or that are for tickets in excess of the applicable Annual Travel Limit.  You agree that the credit availability under your UATP card (or Similar Card) may be suspended if you do not timely reimburse the Company as described in the foregoing sentence or if you exceed the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon the Company's receipt of your reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under your UATP card (or Similar Card) will be restored.

            The sole cost to you of flights on the ExpressJet system pursuant to use of your Flight Benefits will be the imputed income with respect to flights on the ExpressJet system charged on your UATP card (or Similar Card), calculated as required by law, and reported to you as required by applicable law.  With respect to any period for which the Company is obligated to provide the tax gross up described above, you will provide to the Company, upon request, a calculation or other evidence of your marginal tax rate sufficient to permit the Company to calculate accurately the amount to be paid to you.

            You agree that your Flight Benefits are intended to be used principally for personal reasons and may not be used for business purposes (other than business purposes on behalf of the Company, and other than business usage that is incidental or de minimus, defined as amounting to less than 10% of the total value of flights on the ExpressJet system charged to your UATP card (or any Similar Card) during any year), and that credit availability on your UATP card (or any Similar Card) may be suspended if your UATP card (or any Similar Card) is used for business purposes other than as described above and, after receiving written notice from the Company to cease such usage, you continue to use your UATP card (or any Similar Card) for such business purposes.

            This letter agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  This letter agreement and the benefits or obligations hereunder may not be assigned by you.

            If you are in agreement with the terms of this letter agreement, please execute the enclosed copy hereof and return it to the Company at the above address, whereupon this letter agreement will become a binding obligation of the parties hereto.

Sincerely,

EXPRESSJET HOLDINGS, INC.

By:_________________________________

            Scott R. Peterson
            Vice President and General Counsel

ACCEPTED AND AGREED

as of the date first above written:

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